Exhibit 99.2

ION Acquisition Corp 3 Ltd. Completes $253 Million Initial Public Offering

May 4, 2021 – New York, NY – ION Acquisition Corp 3 Ltd. (the “Company”) announced today the closing of its initial public offering of 25,300,000 Class A ordinary shares, which includes 3,300,000 shares issued pursuant to the exercise by the underwriters of their over-allotment option at the initial public offering price. The offering was priced at $10.00 per share, resulting in gross proceeds of $253,000,000.

The Company’s shares began trading on the New York Stock Exchange (the “NYSE”) on April 30, 2021 under the ticker symbol “IACC.”

The Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on the rapidly growing universe of Israeli companies and entrepreneurs that apply technology and innovation to everyday lives. The Company is sponsored by ION Holdings 3, LP, an affiliate of ION Asset Management Ltd.

Morgan Stanley and Goldman Sachs & Co. LLC served as joint book-running managers for the offering. AmeriVet Securities, Inc. acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; or Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, by telephone: 866-471-2526 or email: prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities became effective on April 29, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including statements with respect to the Company’s search for an initial business combination. No assurance can be given that a business combination as discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

ION Acquisition Corp 3 Ltd.

Avrom Gilbert

avrom@ion-am.com